AMENDMENT NO. 1 TO AMENDED AND RESTATED
LIMITED  LIABILITY COMPANY AGREEMENT
(TEXAS A WIND LLC)

This Amendment No. 1 to Amended and Restated Limited Liability Company Agreement, dated as of February 12, 2010 (this “Amendment”) is entered into by and between United States Renewable Energy Group Wind Partners I, LLC, a Delaware limited liability company (“USREG Wind”) and Shenyang Power Group Company Limited, a Chinese limited liability company (“Shenyang”).  USREG Wind and Shenyang are referred to herein as the “Parties” and each as a “Party”.

RECITALS

WHEREAS, USREG Wind and Shenyang have entered into the Amended and Restated Limited Liability Company Agreement, dated as of December 16, 2009 (the “LLC Agreement”) ,of Texas A Wind LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the LLC Agreement, the Company was authorized to enter into, and has entered into, a Development Services Agreement, dated as of December 16, 2009, by and between Cielo Wind Services, Inc., a Texas corporation and the Company (the “Development Services Agreement”); and

WHEREAS, USREG Wind and Shenyang desire to amend the LLC Agreement on the terms and conditions set forth herein, and desire that certain amendments be made to the Development Services Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings provided in the LLC Agreement, and the principles of interpretation set forth in Article 1 of the LLC Agreement shall apply to this Amendment.

ARTICLE 2
AMENDMENTS AND AGREEMENTS

Effective as of the Closing Date, the Parties hereby amend the LLC Agreement and agree as follows:

2.1           Closing Date.  Effective upon the occurrence of the Closing Date, Section 2.5(c) is deleted and is of no further force and effect.

2.2           Definitions.  Section 1.1 is hereby amended by adding the following defined terms in the proper alphabetical order:

“DOE” means the U.S. Department of Energy.

“DOE Loan Guarantee Condition Date” means the date on which the DOE has issued and entered into, in connection with the American Recovery and Reinvestment Act of 2009, a definitive and binding Loan Guarantee Agreement (as such term is defined in Title 10, Part 609 of the Code of Federal Regulations, as amended) with the Company, guaranteeing the maximum amount of Project debt financing that may be guaranteed by the DOE under the DOE’s applicable regulations and guidelines, and all conditions precedent in such Loan Guarantee Agreement have been satisfied or have been waived by the DOE.

2.3       Shenyang Contributions.

(a)           Section 2.5(b) is hereby amended by deleting the phrase “US$40,000,000” and replacing the same with “US$36,625,000”.

(b)          Section 3.2 is hereby amended by adding the following sentence at the end thereof:

“On the DOE Loan Guarantee Condition Date, Shenyang shall make an additional capital contribution to the Company equal to US$3,375,000 for application by the Company in accordance with Section 5.5(y).  Such amount shall be contributed and payable by Shenyang only upon the occurrence of the DOE Loan Guarantee Condition Date.  If such date fails to occur for any reason or cause (including due to the status of or any action, inaction or failure of performance of any Person) then the Company or Cielo shall not be entitled to receive such amount or claim any damages associated therewith.  Such amount shall be delivered by wire transfer of immediately available funds to the account of the Company specified in Section 2.5(b) on the DOE Loan Guarantee Condition Date.”

(c)           Section 4.3(e) is hereby amended by deleting the phrase “$12,970,588.24” and replacing the same with “US$10,125,000”.

(d)          Section 5.5 is hereby amended by deleting the phrase “March 1, 2010” and replacing the same with “the DOE Loan Guarantee Condition Date”.

(e)           Attachment 5.10 to the LLC Agreement (the “Initial Business Plan”) is hereby amended by deleting the phrase “, which would occur on or before December 28, 2009” from paragraph 2 thereof.  Paragraph 2 of the Initial Business Plan is further amended by deleting the phrase “$40 Million” and replacing the same with “$36.625 Million”.

(f)           Paragraph 3 of the Initial Business Plan is hereby amended by:

(i)            deleting the phrase “March 1, 2010” and replacing the same with “the DOE Loan Guarantee Condition Date”;

(ii)           deleting the phrase “initial $40 Million” appearing in the fifth sentence thereof; and

(iii)          deleting the phrase “$12.97 Million” appearing in the fifth sentence thereof and replacing the same with “$10.125 Million”.

2.4       Funding Request Approvals.

(a)           Section 5.4(k) is hereby amended by inserting the phrase “or waiving or refraining from enforcing any right or remedy under” immediately after the phrase “amending the terms of”.

(b)          Section 5.4(l) is hereby amended by inserting the following phrase at the end thereof: “to be used for the acquisition of any interest in real property; and approval of any other Funding Request in excess of $200,000 with respect to any particular line item in Exhibit A to the Development Services Agreement to be used for any purpose other than for the acquisition of any interest in real property; and, notwithstanding anything to the contrary herein, approval of any Funding Request in any amount to be used to make a direct or indirect payment pursuant to the Development Services Agreement (other than the Management Fees) to any Member or Cielo or any Affiliate thereof”.

2.5       Chinese Construction Subcontractor.  Attachment 5.10 to the LLC Agreement is hereby amended by inserting the following at the end thereof:

“7)  The Construction Contractor may subcontract a portion of the scope of work under the Construction Contract to a Chinese enterprise owned in whole or in part by one or more Chinese Governmental Bodies.”

ARTICLE 3
MISCELLANEOUS PROVISIONS

3.1       Amendments to Development Services Agreement.  The Parties instruct the Company to, and the Company is hereby authorized to enter into, execute and deliver, on the date hereof the Amendment No. 1 to Development Services Agreement in the form of Exhibit A attached hereto to become effective as of the Closing Date.

3.2       Appointment of Shenyang’s Directors to Company.  USREG Wind and the Company hereby acknowledge that, in accordance with Section 5.1(b) of the LLC Agreement, Shenyang has appointed Jinxiang Lu, Wei Jin and Guijuan Wang as Directors of the Company as of December 28, 2009.

3.3       Amendment; Entire Agreement.  The Parties hereto and the Directors of the Company signing below have entered into this Amendment in accordance with Section 5.2(d), Section 5.4(a) and Section 17.8 of the LLC Agreement.  The Directors of the Company hereby authorize the Company to, and the Company does hereby, acknowledge, ratify and confirm the amendments to the LLC Agreement and the other agreements in this Amendment.  The LLC Agreement, as amended by this Amendment, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.   The LLC Agreement, as amended by this Amendment, remains in full force and effect and is hereby ratified and confirmed in all respects.  All of the terms of Sections 17.1 through 17.16 of the LLC Agreement apply to this Amendment mutatis mutandis.

3.4       Governing Law.  The validity and interpretation of this Amendment shall be governed by the laws of the By the laws of the State of New York including, without limitation New York Obligations Law Sections 5-1401 (Choice of Law) and 5-1402 (Choice of Forum), applicable to contracts entered into and wholly to be performed therein, without regard to that body of law relating to conflict of laws.

3.5       Counterparts.  This Amendment may be executed in one or more original, facsimile or “.PDF” email counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the date first above written.

UNITED STATES RENEWABLE ENERGY GROUP WIND PARTNERS I, LLC

By:	Texas Wind Management LLC, its Manager

	By:	/s/ Walter Hornaday
Walter Hornaday
President

/s/ Cappy McGarr
Cappy McGarr, as a Director of the Company

/s/ Joseph Stark
Joseph Stark, as a Director of the Company

/s/ Ed Cunningham
Ed Cunningham, as a Director of the Company

SHENYANG POWER GROUP COMPANY LIMITED

By:	/s/ Jinxiang Lu
Jinxiang Lu
Chief Executive Officer

/s/ Jinxiang Lu
Jinxiang Lu, as a Director of the Company

AGREED AND ACKNOWLEDGED

TEXAS A WIND LLC

By:	/s/ Walter Hornaday
Walter Hornaday
Chief Executive Offic